EXHIBIT (a)(1)

EVERCORE INVESTMENT CORPORATION

ARTICLES OF INCORPORATION

THIS IS TO CERTIFY THAT:

FIRST: The undersigned, Julie H. Yi, whose address is c/o Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

SECOND: The name of the corporation (which is hereafter called the “Corporation”) is:

Evercore Investment Corporation

THIRD: The purposes for which the Corporation is formed are to conduct and carry on the business of a business development company, subject to making an election under the Investment Company Act of 1940, as amended, and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as of now or hereafter in force.

FOURTH: The address of the principal office of the Corporation in this State is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

FIFTH: The name and address of the resident agent of the Corporation are The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

SIXTH: The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of Common Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having a par value is $1.00.

SEVENTH: The Corporation shall have a board of two directors unless the number is increased or decreased in accordance with the Bylaws of the Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The initial directors are:

Austin Beutner

James K. Hunt

EIGHT: (a) The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.

(b) The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

(c) The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the stock.

NINTH: No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

TENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, subject to the Investment Company Act of 1940, as amended, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter of Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 30th day of March, 2004.

/s/ JULIE H. YI
Julie H. Yi, Incorporator

EVERCORE INVESTMENT CORPORATION

CERTIFICATE OF CORRECTION

EVERCORE INVESTMENT CORPORATION, a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: On March 31, 2004, the Articles of Incorporation of the Corporation (the “Articles of Incorporation”) were filed with the Department. Julie H. Yi, the Incorporator of the Corporation, is the only party to the Articles of Incorporation.

SECOND: The Articles of Incorporation contained a typographical error, error of transcription or other error and the Corporation desires to correct such error by filing this Certificate of Correction.

THIRD: The error appears in Article SIXTH of the Articles of Incorporation which reads:

SIXTH: The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of Common Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having a par value is $1.00.

FOURTH: Article SIXTH of the Articles of Incorporation, as corrected, reads as follows:

SIXTH: The total number of shares of stock which the Corporation has authority to issue is 10,000 shares of Common Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having a par value is $10.00.

FOURTH: The undersigned Chief Executive Officer of the Corporation acknowledges this Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by the Chief Executive Officer and attested to by its Secretary on this 21st day of June 2004.

ATTEST:	EVERCORE INVESTMENT CORPORATION

/s/ Douglas B. Trussler	By:	/S/ JAMES K. HUNT (SEAL)
Douglas B. Trussler Secretary		James K. Hunt Chairman of the Board of Directors

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